EXHIBIT 2.2

EXECUTION VERSION

FIRST AMENDMENT

TO

STOCK PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT (“First Amendment”) is entered into effective as of the 31st day of July 2006, by and among Access Integrated Technologies, Inc., a Delaware corporation (“Buyer”), UniqueScreen Media, Inc., a Delaware corporation (the “Company”), the holders of all of the capital stock of the Company listed on the signature pages hereto (collectively, the “Sellers” and, individually, a “Seller”), and Granite Equity Limited Partnership, as the Stockholder Representative.

RECITALS

A.      Buyer, Company, Sellers and Stockholder Representative (collectively, the “Parties” and, individually, a “Party”) entered into that certain Stock Purchase and Sale Agreement dated July 6, 2006 (“Purchase Agreement”) whereby Sellers agreed to sell to Buyer, and Buyer agreed to purchase from Sellers, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”). Capitalized terms not otherwise defined herein shall have the same meanings herein as defined in the Purchase Agreement.

B.     The Parties hereby wish to amend the terms of the Purchase Agreement pursuant to the terms of this First Amendment.

AGREEMENT

In consideration of the mutual covenants of the Parties set forth in the Purchase Agreement and this First Amendment and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.      Second Promissory Note Adjustment. The last sentence of Section 2(e)(iii) of the Purchase Agreement shall be amended to read as follows:

“Notwithstanding anything contained herein to the contrary, the Actual Long-Term Debt shall not exceed Ten Million Dollars ($10,000,000).”

2.      Supplemental Disclosure. Pursuant to Section 6(g) of the Purchase Agreement, the Parties acknowledge, agree and consent to, the supplemental and amended disclosure schedules attached to this First Amendment as Exhibit A, and which shall amend, supersede and replace the disclosure schedules previously provided pursuant to the Purchase Agreement.

3.      Waiver of Obligations to Close. Buyer agrees to waive the closing condition set forth in Section 8(a)(xvii) of the Purchase Agreement requiring the review by Eisner, LLP of the Seller’s financial statements for the six (6) month period ending June 30, 2006. Accordingly, Section 8(a)(xvii) shall be amended and restated as follows:

“(xvii) the Buyer shall have concluded to its satisfaction, in its sole and absolute discretion, all legal, financial, business and other due diligence with respect to the Company and the Sellers and shall have received the financial statements for the six month period ending June

30, 2006, which financial statements shall be prepared in accordance with GAAP and shall be to Buyer’s satisfaction, in its sole and absolute discretion;”

4.      Capital Structure. Paragraphs 4(c)(i), 4(c)(ii) and 4(c)(iii) of the Purchase Agreement shall be restated in their entirety as follows:

“(c)	Capital Structure.

(i)             Authorized Capital Stock. The authorized Capital Stock of the Company consists of two classes of stock that are designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Capital Stock that the Company is authorized to issue is one hundred forty thousand (140,000) shares, of which sixty thousand (60,000) shares are Common Stock and eighty thousand (80,000) shares are Preferred Stock. All shares of Common Stock and Preferred Stock have no par value.

(ii)            Preferred Stock. The Preferred Stock consists of two series, the Series A Preferred Stock (the “Series A Preferred”), the Series B Preferred Stock, (the “Series B Preferred”, and, together with the Series A Preferred, the “Preferred Stock”). The Company is authorized to issue (A) fifty thousand (50,000) shares of Series A Preferred, of which twenty nine thousand one hundred ninety four (29,194) shares have been duly authorized and validly issued and are outstanding, fully paid and non-assessable and (B) thirty thousand (30,000) shares of Series B Preferred, of which fifteen thousand four hundred (15,400) shares have been duly authorized and validly issued and are outstanding, fully paid and non-assessable.

(iii)           Common Stock. The Common Stock consists of two series, the Series A Voting Common Stock ( the “Voting Common”) and the Series B Nonvoting Common Stock (the “Nonvoting Common,”). The Company is authorized to issue (A) fifty thousand (50,000) shares of the Voting Common, of which four thousand one hundred and twenty (4,120) shares have been duly authorized and validly issued and are outstanding, fully paid and non-assessable and (B) ten thousand (10,000) shares of the Nonvoting Common, of which no shares have been duly authorized and validly issued and are outstanding, fully paid and non-assessable.”

5.	Indemnification for Zwilling Litigation.

(a) Definition of Zwilling Litigation. For purposes of this First Amendment, the “Zwilling Litigation” shall be defined as the claims and counterclaims raised in the court action filed in Stearns County District Court as File No. C8-04-4346 entitled UniqueScreen Media, Inc. v. Michael Zwilling.

(b) Responsibility and Control for Zwilling Litigation. The Stockholder Representative agrees to take control of the defense of the Zwilling Litigation and shall employ and engage attorneys to handle and defend the same, at the Seller’s sole cost, risk and expense. In the event the Stockholder Representative prevails in the Zwilling Litigation and recovers a monetary award payable to the Company, the Company shall reimburse the Stockholder Representative for all out-of-pocket costs and expenses, including attorneys’ fees, incurred by the Stockholder Representative in connection with the Zwilling Litigation, limited to such amounts that are actually collected by the Company.

(c) Indemnification. The Company Stockholders agree jointly and severally to indemnify, reimburse, defend and hold harmless the Buyer Indemnified Parties from and against all Losses based upon, incurred in connection with, arising out of or otherwise related to the Zwilling Litigation. The indemnification and other obligations of the Company Stockholders under this Section 5(c) are independent of and shall not take into account or otherwise affect the Indemnification Basket and shall not be subject to the Indemnification Cap.

(d) Survival. The obligations of the Stockholder Representative under Section 5 of this First Amendment and the indemnification and other obligations of the Company Stockholders under Section 5(c) of this First Amendment shall survive the Closing and continue in fully force and effect indefinitely.

6.	Financial Statements. Paragraph 4(h)(i) shall be restated in its entirety as follows.

(i)             Attached to Schedule 4(h) are the following financial statements (collectively, the “Financial Statements”): (A) the audited balance sheets and statements of operations, changes in stockholders’ equity (deficit) and cash flows for the Company as of and for the fiscal years ended December 31, 2005 and 2004; and (B) the consolidated balance sheets and statements of operations, changes in stockholders’ equity (deficit) and cash flows for the Company as of and for the five month period ended May 31, 2006 and for the six month period ending June 30, 2006 (together the “Most Recent Financial Statements”). The Financial Statements and the Most Recent Financial Statements fairly present the financial condition of the Company as of such dates and the results of its operations and changes in its cash flows for the periods covered thereby in accordance with GAAP (subject to, with respect to the Most Recent Financial Statements, the omission of certain footnotes, other presentation items required by GAAP with respect to audited financial statements).

7.	Miscellaneous.

a.       Amendment, Modification. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties.

b.       Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

c.       Headings. The headings of the sections of this First Amendment have been inserted for convenience of reference only and do not constitute a part of this First Amendment.

d.       Counterparts. This Agreement may be executed in counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.      Remaining Terms. All remaining terms of the Purchase Agreement, as amended, shall remain in full force and effect and are binding upon the Parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Stock Purchase and Sale Agreement as of the day and year first above written.

BUYER:

ACCESS INTEGRATED TECHNOLOGIES, INC.

By:/s/ A. Dale Mayo

Name: A. Dale Mayo

Title: CEO

COMPANY:

UNIQUESCREEN MEDIA, INC.

By: /s/ Robert E. Martin

Name: Robert E. Martin

Title: President

SELLERS:

GRANITE EQUITY LIMITED                                                                                 /s/ Eugene. K. Schreder

PARTNERSHIP, as Stockholder Representative	Eugene K. Schreder

and a Seller

/s/ Alyssa M. Schreder

Alyssa M. Schreder
By: /s/ Richard L. Bauerly

Name: Richard L. Bauerly                                                                                                /s/ Shawn A. Teal

Title: Principal/General Partner	Shawn A. Teal

/s/ Robert E. Martin

Robert E. Martin

/s/ John B. Brownson

John B. Brownson

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